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EXHIBIT 99.1

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                                  BUSINESS PLAN

COMPANY OVERVIEW

Founded in April 2001, EB Group Inc., Inc. d/b/a EB GRP.com (www.EBGRP.com, "EBGRP" or the "Company") is a leading application service provider of business platforms by vertical industry, that provide an array of business products and services specifically targeted to small- and medium-sized businesses throughout the Americas. That lack the critical infrastructure and resources necessary to effectively utilize the capabilities of the internet.

EBGRP satisfies a market that the Company believes is not adequately served through current business-to-business Internet-based solutions. The Company is becoming the leading electronic platform for business within this growing market by providing to its users a distinctive Internet-enabled package of Electronic Commerce and Business Support Services. The competitive differentiator for EBGRP is that as an e-business platform focusing on small sized businesses throughout the Americas, it provides a unique bundling of services that gives these businesses a "one-stop shop" of e-business application services and transaction capabilities that satisfy their e-commerce needs as they conduct business across geographical boundaries. Furthermore, the Company offers its users an in-language community experience, in English, Spanish and Portuguese.

EBGRP has developed a intergraded system, signed agreements with important strategic partners(1), developed its business model and marketing strategy and refined its operating and distribution channels, by providing a very cost effective and efficient multilevel distribution partners (Affinity Partners). The alpha-testing phase of EBGRP was conducted between March 2001 and July 2001. The beta-testing phase of the product is ongoing in Florida . Beta-test members joined the service in exchange for free enrollment and access to some basic services(e-mail, V-Store, V-BackOffice, etc). The official launch of EBGRP is scheduled for January 2003, with service commencing in the United States (Florida,). The Company beta-testing started in Florida in April 2001, and it has currently signed up over 26000 register members, and activated 1500 paid subscription members through it Affinity Partners (members that are paying for the application services: EB-OFFICE, EB-Stores(digital office/stores) etc. . The expected conversion rate of those members to active members is estimated to be over 12% at a average revenue(sale$) of $29.95 per registered member .

To be considered a registered member, a user must provide information identifying its company and management in return for an identification and password code that provides access to market and trade information, and the basic e-mail, for a cost effective fee members then can start activating a variety of EC tools: virtual store and virtual office services. Currently, EBGRP has a total user base of over 26,000 registered members and growing.

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(1) Refers to companies that EBGRP considers strategic partners, not to legal partnerships.



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EBGRP's initial focus is on developing markets for the under-served small- and medium-sized businesses in North & Latin American countries based on the significant growth forecasted in the North & Latin American e-commerce market. According to International Data Corporation ("IDC"), Internet commerce in North & Latin America reached nearly $167 million in 1998 and is expected to exceed $8 billion, a 117% compound annual growth rate ("CAGR"), by 2003. Initially, the Company is targeting those states with significant Hispanic populations, such as Florida, Texas, Alabama, and Georgia, as well as the Latin American countries of Ecuador, Venezuela and Mexico. Eventually, EBGRP plans to serve all major markets throughout the 34 countries that comprise North, South and Central America, including the Caribbean Basin.

The Company plans to penetrate its target market by concurrently marketing to it on two levels. On the national level, the Company is arranging strategic partnerships; VAP Program: a private label program, with various large U.S. and Latin American business service providers, by vertical industry, to jointly cross-promote each other's services. Many significant agreements are already in place. On the local level, EBGRP is developing relationships with business development and promotion organizations, chambers of commerce, trade associations. Through these local organizations and its network of Value Added Partners-VAP, the Company integrates new members into the EBGRP platform through targeted market awareness and educational training programs which encourage small- and medium-sized businesses to utilize EBGRP's services to transact cross-border business. As relationship marketing is the preferred method of transacting business by small business, the this local strategy plays a significant role in EBGRP's success.

THE MARKET OPPORTUNITY

Business in the Americas is estimated at $2.2 trillion. However, less than 10% of small- and medium-sized businesses are participants. Companies like EB Group can assist small business to tap into business opportunities throughout the Americas have a significant competitive opportunity. A two-year research project conducted by the Florida Trade Data Center ("FTDC"), an organization founded by the State of Florida in 1993 to research and identify international trade opportunities for Florida's small- and medium-sized businesses and provide them with valuable market and trade information to assist them in engaging in international trade, found that, despite the existence of various bilateral and sub-regional trade accords, small- and medium-sized businesses in the United States and throughout Latin America were effectively prevented from trading internationally because:

         o        Reliable information and support is not readily accessible.
         o The procedures (communications, order and payment fulfillment, etc.) necessary to easily conduct cross border business are too complex and costly.
         o The credit infrastructure is not friendly to small- and medium-sized businesses.
         o Small- and medium-sized businesses have not had complete access to existing administrative support services and Internet technologies.

ONLINE BUSINESS-TO-BUSINESS COMMERCE POISED FOR SIGNIFICANT GROWTH IN AMERICA

The Internet is currently outpacing the growth of any other media. According to IDC there are currently 142 million Internet users on a worldwide basis, growing to 502 million by the year 2003. Online business-to-business (B2B) sales of products and services is expected to grow from $131 billion this year to $1.28 trillion in 2003, compared to $108 billion expected from sales from business-to-consumer e-commerce.



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The Internet is still at an early development stage in America, but it is soon projected to realize exceptional growth. Despite a late start compared to the U.S. and Europe, the number of users in Latin America is expected to increase rapidly. Economies of Latin America are poised for a period of expansive growth. Increasing PC penetration and non-pc access or free access will be the most significant drivers. Others include the rush to adopt new technologies combined with the successful outcome of U.S. and European Internet development. These trends suggest greater compressed development time frames for Latin America.

Moreover, the opportunity for businesses in Latin America to take advantage of the Internet as a transaction medium is expected to be significantly greater in size than for the consumer market. As noted above, Internet commerce in Latin America is forecasted to grow at a 117% CAGR, from $167 million in 1998 to more than $8 billion in 2003.

THE EBGRP SOLUTION SERVICES

EBGRP is fosters the business opportunities in the Americas identified in the FTDC study by providing the small- and medium-sized businesses the following business services:

    o    E-COMMERCE TOOLS; essential commerce tools such as:

         o EB-Stores (web sites with catalog, ordering, payment capabilities)
         o EB-Office (calendar, contacts, address list, information resources & links, virtual storage, fax, voicemail)

    o CALLING SERVICES; access to cost-effective communications services local and international calling services.

    o BUSINESS SUPPORT SERVICES; access to administrative business support services that enable small companies have the support infrastructure (payroll, billing, human resources, etc.) of the large companies at a very cost effective price.

    o    BUSINESS APPLICATION SERVICES by Industry segment:

         o OASIS (Open Advance Storage & Information System): Industry Specific application system that provides fully integrated customer relationship managent in the following Industries:

             o Insurance: management systems for policies and claims for insurance companies and agents.

             o Online Application Service Providers: a fully integrated customer billing and problem resolution system.

    o    EB-CENTERS provide office space and business services to in-house tenants and home based businesses who may not need office space, as well as, small businesses or corporate representatives that require a full-time office but also want professional services on an a-la-carte basis. It's a "business hotel". Our concept is perfect for today's fast moving, mobile business people. We cater to home office professionals, reps on the road, multi-national corporations and small businesses. EB-Centers provide our clients a prestigious business address (mailboxes), personal phone answering, conference room and office rental, administrative services, Internet Terminals (T1 acces) Electronic Commerce Services (EB Offices & EB Stores)and so much more. Most of our centers are conveniently located in suburban areas, or campus like business parks.



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If Small- and medium-sized businesses do not have the computer equipment to take advantage of these services they will be able to do so through E-Business
Centers that EBGRP plans to establish at the facilities of its local network of:
VAP'S DISTRIBUTORS, Chambers of Commerce, Business Associations, Economic Development Organizations .

THE EBGRP STRATEGY

The Company is becoming the market leading electronic business platform targeting small to medium-sized businesses throughout North, South and Central America and the Caribbean by offering a distinctive combination of information, business applications and transaction services, through a multi-level distribution program and Affinity Partner Program. The Company plans to achieve its objective by:

         o Leveraging strategic partnerships with corporate and government entities
         o Building market leadership through strong distribution channels (VAP's & Affinity Partner Program)
         o Creating an simple, cost effective online business platform for small- and medium-sized businesses
         o Delivering value-added, cost-effective array of products and services to the Company's clients, digitally.
         o Developing alliances with application providers (by vertical industry), distributors and marketing partners
         o    Pursuing multiple revenue-generating opportunities

MARKET SEGMENTATION / ECONOMIC SECTOR DESCRIPTIONS

         o    ACCOMMODATION AND FOOD SERVICE
         o ADMINISTRATIVE AND SUPPORT AND WASTE MANAGEMENT AND REMEDIATION SERVICES
         o    AGRICULTURE, FORESTRY, FISHING AND HUNTING
         o    ARTS, ENTERTAINMENT AND RECREATION
         o    CONSTRUCTION
         o    EDUCATIONAL SERVICES
         o    FINANCE AND INSURANCE
         o    HEALTH CARE AND SOCIAL ASSISTANCE
         o    INFORMATION
         o    MANAGEMENT OF COMPANIES AND ENTERPRISES
         o    MANUFACTURING
         o    MINING
         o    OTHER SERVICES (EXCEPT PUBLIC ADMINISTRATION)
         o    PROFESSIONAL, SCIENTIFIC AND TECHNICAL SERVICES
         o    PUBLIC ADMINISTRATION
         o    REAL ESTATE AND RENTAL AND LEASING
         o    RETAIL TRADE
         o    TRANSPORTATION AND WAREHOUSING
         o    UTILITIES
         o    WHOLESALE TRADE



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EBGRP REVENUE MODEL

EBGRP will generate revenue (i.e. service fees, sponsorships, commissions vendors) from the following sources:

         o E-COMMERCE TOOLS - These services will be provided through EBGRP's EB-Office and EB-Stores Solutions ensemble of e-commerce products, that were developed with the aim of enabling and encouraging members to engage in e-commerce activities at any point along the "migration path" to successful transactions. Depending on the type of EB service, revenue will be generated through setup fees and monthly recurring commissions.

         o COMMUNICATIONS SERVICES - Services available to EBGRP users will include electronic mail, local loop telephone service, dial-up internet access, and specialized calling services provided by EBGRP strategic partners. Revenue will be generate monthly recurring commissions.

         o OASIS - This application service platform provided by EBGRP are to the Insurance Industry, EBGRP is currently developing application services for other iindustries such as real-state, Legal, etc.

         o SUPPORT SERVICES - EBGRP provides network of partners that provide business support services, such as staffing, payroll direct billing. Revenue will be generated through monthly recurring, or one-time administration fees.

         o EB CENTERS - This Facility is a platform that will enable members to get business support services such rental of conference rooms, executive offices, mailboxes, EC Tools, etc. . Revenue will be generated through sale of the above services.



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STRATEGIC PARTNERSHIPS

EBGRP has developed key relationships and strategic alliances with a growing number of telecommunication, business application technology (by vertical industry), Internet services, education and training, marketing and financial service companies with the objective of enhancing the Company's services and product capabilities and, most importantly, to drive significant transaction volume through its business platform. EBGRP has negotiated agreements with telecommunications service providers and business application technology companies including, Qwest, and BellSouth, and, among others. Agreements with companies that offer marketing services for EBGRP's platform have been entered into with CAMACOL, World Trade Center Miami, Salud Miami, Enterprise Florida and many others.

EBGRP has made strategic contacts with commercial and governmental circles in USA/Fl, the Dominican Republic, Panama and Peru. [It expects to finalize additional agreements by the end of this year]. Once these beta markets have been proven, the Company will enter the region's largest market: Brazil.

         USA
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              The Company Beta-launched in Florida in April of 2001. Floridas potential market is 100K SMB's which 48K are in South Florida. It has currently signed up over 2500 paying members with an expected market penetration of 10% the first year, at a monthly revenue of $9.95 per account. For example, the Company's strategic partner, Onyx Insurance Group, is instituting a program with 1500 of its agents that will lead to more efficient, timely and cost effective processing of insurance claims and payments by requiring its agents to participate as active EBGRP members. In addition, EBGRP is working with the Miami-Dade County government and Tools for Change (small business development org.), who will sponsor more than 30,000 small and medium sized businesses by enabling them to become e-commerce proficient using EBGRP's platform.

THE EB MANAGEMENT TEAM

The Company has a management team with strong expertise in international trade, technology and new media, led by JOSE F. MATTO, President. Mr. Matto is a 20 year veteran of the telecommunications industry with specific expertise in new media. Prior to founding EBGRP, Mr. Matto served as acting President and CIO of the Florida Trade Data Center, where he participated in numerous "Team Florida" trade missions to Latin America. Prior to that, he served briefly as Senior Vice President and Chief Marketing Officer for Internet the consulting firm Imaginet Design Solutions subsequent to a successful seven year stint at BellSouth, where he was given increasing responsibilities, culminating in his role as BellSouth's Regional Electronic Commerce Manager, responsible for the development, launching and execution of the telecommunications carrier's Commercial Internet Service, "Commerce-Link." In that position, he was responsible for the development (including feasibility studies and Alpha and Beta testing), as well as the execution of BellSouth's Business Systems Internet Service. Prior to this, Mr. Matto spent 14 years with AT&T and Western Union in account management and business development positions.



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MR. FREDERICO (TONY) ESPAILLAT, Chief Technology Officer, has an extensive background in information technology and has experience managing data assets and addressing the needs of information technology in both the small-business and Fortune 500 environments. Mr. Espaillat has administered corporate information resources and implemented strategies to improve user accessibility as a Systems Support Analyst and Programmer for Pepsi Cola Co. From June 1997-May 2000, Mr. Espaillat served as Director of Information Services at the FTDC, where he successfully integrated new intranet and Internet technologies into the business model to advance and deploy strategic goals. In addition to his FTDC responsibilities, Mr. Espaillat served as network architect, specifying components and rendering oversight for the local area network of the Free Trade Area of the Americas (FTAA), and also provided technological support for the World Trade Center of Miami.

EB HEADQUARTERS LOCATION:

The Company's principal executive offices are located at 540 NW 165 Street Road, Suite 300, North Miami, Florida 33169.